Exhibit 99.1

Allegheny Technologies Announces Voluntary Contribution to U.S. Defined Benefit Pension Plan and Impact of Non-Recurring Costs Associated with Second Quarter 2009 Capital Market Transactions

PITTSBURGH--(BUSINESS WIRE)--July 9, 2009--Allegheny Technologies Incorporated (NYSE: ATI) announced that it made a voluntary $350 million cash contribution to the Company’s U.S. defined benefit pension plan in June 2009 to significantly improve the plan’s funded position. A portion of the net proceeds from ATI’s June 2009 $402.5 million issuance of 4.25% five-year convertible notes were used to make this voluntary contribution. The $350 million voluntary contribution was made as a 2008 plan year contribution for income tax reporting purposes. As a result of the voluntary contribution, 2009 pension expense is expected to be reduced by $27.5 million to $98.7 million. This reduction will be reflected ratably over the last seven months of 2009.

Also in June 2009, ATI issued $350 million of new 9.375% senior notes due in June 2019 and completed a tender offer for the retirement of $183.3 million of the Company’s 8.375% notes due in December 2011, which leaves $116.7 million of the 2011 notes outstanding.

As a result of the impact of the pension trust contribution on prior years’ tax provisions and the costs associated with the retirement of $183.3 million of the 2011 notes, ATI expects to recognize non-recurring after-tax charges of $17.0 million, or $0.17 per share, in the second quarter 2009. Excluding these non-recurring charges, ATI expects second quarter 2009 earnings per share to be approximately $0.03.

ATI will provide live internet listening access to its conference call with investors and analysts scheduled for July 22, 2009 at 1:00 p.m. ET. The conference call will be conducted after the Company’s planned release of second quarter 2009 results. The conference call will be broadcast at www.alleghenytechnologies.com. To access the broadcast, go to the home page and select “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004